Exhibit 99.1

CONTACT:	Martin de Lauréal Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES ANNOUNCES APPOINTMENT OF JOHN LABORDE AS CHAIRMAN OF THE BOARD AND ELECTION OF
JOHN MCNAMARA TO THE BOARD OF DIRECTORS

NEW ORLEANS, LA, April 11, 2005 . . . Stewart Enterprises, Inc. (Nasdaq NMS:STEI) today announced that John P. Laborde has been appointed as Chairman of the Board and that John C. McNamara has been elected as a new director to the Board of Directors.

John P. Laborde has been an independent director of the Company since 1995 and serves as Chairman of the Board’s Corporate Governance and Nominating Committee. Mr. Laborde was a founder of Tidewater, Inc., a marine transportation company, which he developed into the largest company of its type in the world and the largest gas compression company in the United States, and from 1956 to 1994, served as Chairman, President and Chief Executive Officer. He is currently Tidewater’s Chairman Emeritus. He is a Director and Chairman of the Board of VT Halter Marine, Inc. and a Director of Stone Energy Corporation. He is Chairman of Laborde Marine Lifts, Inc., a marine offshore service company, and Chairman of several other family corporations. He is a past member of the Boards of several public companies, including Hibernia National Bank and Hibernia Corporation, United Energy Resources, United Gas Pipeline Company, South Central Bell, Bell South Corporation, and American Bankers Insurance Company. He has been active in numerous professional, civic and cultural activities and has been honored by Louisiana State University and Loyola University in various capacities. He is past Chairman of the Business Council of New Orleans and the River Region. In 2000, Louisiana Public Broadcasting honored him as a “Legend of Louisiana” and in 2003, Junior Achievement honored him with the Lifetime Achievement Award.

John C. McNamara was elected to the Board of Directors at the Company’s annual meeting of stockholders on April 5, 2005. Mr. McNamara has been chief executive officer of Stewart Capital, LLC, one of the largest privately held investment companies in the Gulf South Region, since 1996. Mr. McNamara is also the Co-founder and a Managing General Partner of LongueVue Capital, LLC, an $80 million private equity fund focused on value investing. Prior to

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his tenure at Stewart Capital and LongueVue Capital, Mr. McNamara was an investment banker at the firms of Donaldson, Lufkin & Jenrette and Drexel Burnham Lambert, where he completed corporate finance transactions with an aggregate dollar volume of approximately $5.0 billion. He also served in various operating roles as General Manager of the Corporate Division of Davis Wire Corporation, in Irwindale, CA, during the Heico Group’s acquisition turnaround of this basic manufacturing company. Mr. McNamara serves in various civic leadership positions including Chairman of the Good Shepherd School, Board Member of the Business School Council of Tulane University, and Board Member of the Louisiana Chapter of the Young Presidents’ Organization. Mr. McNamara graduated Magna Cum Laude from Georgetown University and received his MBA from Harvard Business School.

Kenneth C. Budde, Chief Executive Officer, commented, “We are delighted that John Laborde has agreed to become our Chairman of the Board. John has had a remarkable career as a leader in business and community affairs, and we are fortunate that he has taken on this new leadership role at our Company.”

Mr. Budde continued, “We also welcome John McNamara to our Board. John is highly regarded as an innovative and energetic business leader, and we look forward to benefiting from his insights and ideas.”

Mr. Budde concluded, “All of us at Stewart Enterprises are deeply indebted to Bill Rowe, who retired as Chairman of the Board at our recent annual shareholders’ meeting. Bill has been a leader in our industry, a loyal and valuable member of our Board and management team, a dedicated mentor to everyone on the Stewart management team, and a good friend. We thank him for his outstanding service to our Company and wish him well in his retirement.”

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 235 funeral homes and 147 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis. Additional investor information is available at http://www.stewartenterprises.com.